Exhibit 99.1

Universal Compression Holdings, Inc. 4444 Brittmoore Road Houston, Texas 77041 NYSE: UCO

Contact:

David Oatman

Vice President, Investor Relations

713-335-7460

FOR IMMEDIATE RELEASE

MONDAY, DECEMBER 6, 2004

UNIVERSAL COMPRESSION NEGOTIATING

A NEW $650 MILLION CREDIT FACILITY

Houston, December 6, 2004 — Universal Compression Holdings, Inc. (NYSE: UCO), a leading provider of natural gas compression services, announced today that it is negotiating a new $650 million senior secured credit facility consisting of a five-year revolver and a seven-year term loan.

The Company intends to utilize the new credit facility to redeem its $440 million of 8.875% BRL Notes, repay $82 million of BRL term debt and $50 million outstanding under its existing revolver, and utilize additional capacity for working capital needs and general corporate purposes.  The 8.875% BRL Notes are callable beginning February 15, 2005 at a price of 104.438.  A redemption of the 8.875% BRL Notes at that time would result in debt extinguishment costs, including call premium and expense of unamortized debt issuance costs, of approximately $26 million on a pretax basis.

“We are pleased with the potential opportunity to lower ongoing interest expense and extend our existing debt maturity schedules.  The new credit facility is expected to close in January 2005,” said J. Michael Anderson, Senior Vice President and Chief Financial Officer.

The Company expects the new credit facility to be arranged by Wachovia Capital Markets and J.P. Morgan Securities although at this time the Company has not obtained commitment to enter into or extend credit under this new facility. There is no assurance that the new credit facility will close or that the Company will redeem the 8.875% BRL Notes.

Universal Compression, headquartered in Houston, Texas, is a leading natural gas compression services company, providing a full range of contract compression, sales, operations, maintenance and fabrication services to the domestic and international natural gas industry.

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Statements about Universal’s outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Universal’s control, which could cause actual results to differ materially from such statements. While Universal believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the demand for Universal’s products and services and worldwide economic and political conditions. These and other risk factors are discussed in Universal’s filings with the Securities and Exchange Commission, copies of which are available to the public. Universal expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.

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